Exhibit 99.1

November 1, 2016

Dear Shareholder:

Enclosed (unless you have direct deposit) is your November 1, 2016, dividend of $.06 per common share.

The performance of your company for the three quarters of 2016 was $1.24 per diluted common share compared to $.87 for the three quarters of 2015. This is a 43% increase. As you may recall, in the second quarter we received a payoff on a challenged loan where we recovered approximately $1,300,000 in previously charged down loan value and approximately $918,000 in non-accrued interest. If we compare earnings per share without these nonrecurring items, earnings for the three quarters would have been approximately $1.11 per diluted common share. This would still be a respectable 33% increase.

While we hear conflicting economic stories in this election year, we continue to experience a nice pace of loan activity. Our net loans have grown from $987,000,000 at year end 2015 to 1,034,000,000 at September 30. This does not include over $50,000,000 in real estate mortgages which we processed and sold into the secondary market. We sell these mortgages as we don’t want to put 30-year fixed rate loans on our books when you are at the bottom of a rate cycle. Our loan growth contributed to increasing total interest income to $40,160,000 from $37,725,000 the prior year. At the same time interest expense was down $35,000. The result is a nice pickup in net interest income of over $2,400,000, primarily from loan growth and carefully managing rates.

Our noninterest income for the three quarters of 2016 was $12,989,000. This was an increase of $1,857,000 or 16.7% from 2015. While we have experienced increases in most of our noninterest income categories, we had a 51% increase in our net gain on the sale of loans. This is a result of the mortgage lending activity this year.

Noninterest expenses for nine months was $33,153,000, up just 3% from 2015. Noninterest expense increases are primarily in salaries and benefits from the Dayton acquisition in 2015. This year includes a full nine months, last year’s expense included from the deal closing in early March to September 30, so it’s not quite an apples-to-apples comparison.

Our performance numbers continue to point to the impact of growth and leveraging our expenses over a larger company. Growth has brought an increase in net interest income of 7%, an increase in non-interest income of over 16% while expense are up only 3%.

As we look at growth opportunities, we are pleased with the continuing results of last year’s Dayton acquisition and the opening of the loan production office in Mayfield Heights, Ohio. We have recently hired experienced lenders from the Toledo market and west side of Cleveland. The recently announced acquisition of First Merit by Huntington Bank should bring opportunities to Civista for experienced lending staff and customers.

We are embarking on two projects that will take advantage of operating efficiencies and also improve our customer experience. The first is our “On-Base” project. OnBase will result in the digitalization of documents and processes. A highly regulated business like banking results in the generation of a lot of paper, copies, and expense. The OnBase project will help to streamline the handling of documents. Our second project will involve a strong look at our customer’s experience. In this rapidly changing technology world, customers want quick and seamless interaction with their bank. We have engaged both outside experts and internal tech-savvy employees to provide recommendations. Both projects will be a long-term investment, navigating the company into the 21st century.

While delivery of service and products may evolve, our business focus remains unchanged. Our story continues to be gathering inexpensive deposits and putting that funding to work in lending. We remain disciplined in our loan offerings and structure in order to maintain our strong interest margin and short duration. We continue to examine and implement opportunities for reasonable fee income for our services, which we believe have a strong value. We continue to participate and give back in our communities, which are the foundation of our business. We believe this builds the value of this franchise – your company.

If you have any questions, a call is always welcomed.

Very truly yours,

James O. Miller
President and CEO

Cautionary Statement Regarding Forward-Looking Information

Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and Civista Bancshares, Inc. assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.